EXHIBIT 77Q1(a)

AMENDMENT TO REGISTRANT'S DECLARATION OF TRUST

In response to Sub-Item 77I, Amendments to the Declaration of Trust dated as of July 26, 2007 (the “Amendments”) of the Lord Abbett Large-Cap Growth Fund (the “Registrant”) are hereby incorporated by reference to Exhibit No. 99(a)(iii) and 99(a)(iv) respectively to Post-Effective Amendment No. 9 to the Registrant’s Registration Statement on Form N-1A (1933 Act File No. 333-88103 and 1940 Act File No. 811-09597) filed on September 13, 2007.

The Amendments (i) renamed, effective September 28, 2007 all of the issued and unissued shares of Class Y shares as Class I shares; and (ii) created three new share classes for the Registrant: Class F, Class R2 and Class R3 effective August 10, 2007.